Exhibit 21.1

SUBSIDIARIES OF AEVA TECHNOLOGIES, INC.

Name	Jurisdiction of Incorporation
Aeva, Inc.	Delaware, USA
Aeva Perception Private Limited	Bangalore, India
Shanghai Aeva Technology Co., Ltd.	Shanghai, China
Aeva Gmbh	Hamburg, Germany